Exhibit 10.9

FORM OF DEED OF RESTRICTIVE COVENANTS

THIS DEED OF RESTRICTIVE COVENANTS is made on [●] 2022 (the “Deed”)

BETWEEN:

(A)	[Name] (NRIC/Passport No. [●]) of [Address] (the “Employee”); and

(B)	Avanseus Holdings Pte. Ltd. (Company Registration No. 201526265R), a company incorporated in Singapore and having its registered office at 230 Victoria Street #15-01/08 Bugis Junction Towers Singapore 188024 (the “Company”),

(collectively referred to as the “Parties” or either party as “Party”).

WHEREAS

(A)	The Employee may have participated in the creation of certain intellectual property rights (including copyright, registered and unregistered designs, trademarks and patents) set out in the Schedule hereto (hereinafter called the “Intellectual Property Assets”). To the extent that such rights do not already vest in the Company, the Employee has agreed to assign the Intellectual Property Assets to the Company on the terms and conditions set out below.

(B)	The Employee also agrees that all Intellectual Property Rights created during the Employee’s employment with the Company will be owned by the Company and all rights, title and interest in and to the same are and shall be vested in the Company.

(C)	The Employee further agrees to be bound by certain confidentiality, non-competition and non-solicitation provisions on the terms and conditions set out below.

IT IS AGREED as follows:-

Intellectual Property

1.	The Employee agrees that the Company is the sole legal and beneficial owner of the Intellectual Property Assets.

2.	To the extent that such rights do not already vest in the Company, the Employee hereby assigns and transfers irrevocably, unconditionally and absolutely to the Company, free from encumbrances and for good and valuable consideration paid to Employee by Company, the receipt of which is hereby acknowledged:

(a)	its entire right, title, ownership, entitlement, benefits and all statutory and common law rights and interests in and to the Intellectual Property Assets, together with all rights and powers arising or accrued, including the right to sue for past infringements and to retain any damages obtained as a result of such action, as well as the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief in respect of any such infringement, or any other cause of action (including passing off) arising from ownership of any of the Intellectual Property Assets, whether occurring before, on or after the date of this Deed, to the Company;

(b)	the right to apply for, prosecute and obtain trademark, patent, copyright, design or similar protection throughout the world in respect of the Intellectual Property Assets, and any application or similar protection shall be in the name of and vest in the Company; and

(c)	to the extent necessary, whether now known or created in the future, its rights, title, ownership, entitlement, benefits and all statutory and common law rights and interests in and to any improvements, enhancements or developments made to the Intellectual Property Assets by either party, as and when created.

3.	The Employee confirms that this Deed is made with and includes the goodwill attaching to the Intellectual Property Assets and the goodwill of the business in which the Intellectual Property Assets have been used by the Employee.

4.	To the extent that the Company is not the sole legal and beneficial owners of the Intellectual Property Assets, the Employee warrants to the Company as follows in respect of Intellectual Property Assets:

(a)	that the Employee has appointed no licensees of the Intellectual Property Assets nor given any other person any permission to use any of them;

(b)	that the Employee is not engaged in any legal proceedings (including litigation, arbitration, opposition, invalidation, revocation and prosecution) and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings or which would on reasonable enquiry be known to the Employee (or its directors) of and arising out of, or in respect of, any action in connection with the Intellectual Property Assets; and

(c)	the Employee does not own or use any other logos, trademarks, service marks, designs or patents apart from the Intellectual Property Assets which are similar to that owned or used by the Company or its holding companies or subsidiaries.

5.	The Employee further covenants that at the request and cost of the Company, it will at all times hereafter do all such acts and execute all such documents as the Company may require to secure the vesting in the Company of all rights assigned to the Company hereunder and to assist in the resolution of any question concerning the Intellectual Property Assets.

6.	The Employee acknowledges the Company’s unrestricted right throughout the world to use, license, exploit or otherwise deal with or dispose of all or any part of the Intellectual Property Assets.

7.	The Employee indemnifies and keeps indemnified the Company from and against all claims, liabilities, losses, costs and expenses which the Company may suffer or incur from or arising out of any breaches of this Deed.

8.	The Employee agrees and acknowledges that all Intellectual Property Rights whether in existence now or coming into existence at any time in the future, will on creation either during the normal course of employment (whether or not during working hours) or by using materials, tools or knowledge made available through the Employee’s employment, vest in and be the exclusive property of the Company.

Non-competition

9.	The Employee agrees that during the Restricted Period, it will not, without the prior written consent of the Company (which may be withheld at its sole and absolute discretion) (i) anywhere in Singapore, and (ii) in any other jurisdictions in which the Group is engaged in, or is actively contemplating to become engaged, in the Business during the Restricted Period, directly or indirectly engage in the Business or own, manage, finance, or control, or participate in the ownership, management, financing, or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor, or representative of, a business or entity that engages in the Business (a “Competitor”).

10.	Notwithstanding the above, the Employee may own passive investments of no more than two (2) percent of any class of outstanding equity interests in a Competitor which is publicly traded, so long as the Employee and his affiliates and immediate family members are not involved in the management or control of such Competitor.

11.	The Employee acknowledges and agrees that:

a.	The Employee possesses knowledge of confidential information of the Company and the business;

b.	The Employee’s execution of the Deed is a material inducement to the Company’s continued employment of the Employee and to enter into the business combination agreement dated [●] by and among Fat Projects Acquisition Corp and Avanseus Holdings Pte. Ltd.;

c.	It would substantially impair the goodwill of the Group and materially reduce the value of the assets of the Group if the Employee were to use its ability and knowledge by engaging in the Business in competition with the Group, and/or to otherwise breach the obligations contained herein and that the Group would not have an adequate remedy at law because of the unique nature of the Business;

d.	The relevant public policy aspects of restrictive covenants have been discussed, and every effort has been made to protect the Group’s legitimate proprietary interests;

e.	The restrictions are fair and reasonable in every type of prohibited activity, geographic area covered, scope and duration and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Group; and

f.	The Employee has had the opportunity to obtain legal advice on the terms of this Deed.

12.	Where the following terms in this Deed shall have the meanings set out below:

a.	“Business” means [the business of predictive maintenance and intelligent monitoring solutions];

b.	“Covered Customer” means any person who is or was an actual customer or client (or prospective customer or client with whom a Group Company actively marketed or made or took specific action to make a proposal) of a Group Company at any time during the last 12 months of the Restricted Period;

c.	“Covered Personnel” means any person who is or was an employee, consultant, or independent contractor of the Group, at any time during the Restricted Period, and who had contact with the Employee during the last 12 months of the Restricted Period;

d.	“Group” means the Company and any subsidiary, holding company or related company as defined under provisions 5 and 7 of the Companies Act 1967 of Singapore, and “Group Company” means any one of them;

e.	“Restricted Period” means the period during the employment of the Employee and for a period of 6 months post termination of employment.

Non-solicitation

13.	The Employee agrees that during the Restricted Period, he will not without the prior written consent of the Company, either on his own behalf or on behalf of any other person, directly or indirectly:

a.	Hire or engage as an employee, independent contractor, consultant, or otherwise any Covered Personnel;

b.	Solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant, or independent contractor) of any Group Company; or

c.	In any way interfered with or attempt to interfered with the relationship between any Covered Personnel and the Group.

14.	The Employee agrees that during the Restricted Period, the Employee will not without the prior written consent of the Company, either on his own or on behalf of any other person or entity knowingly and for a purpose competitive with a Group Company as it related to the Business:

a.	Solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer to (a) cease being, or not become, a client or customer of any Group Company with respect to the Business, or (b) reduce the amount of business of such Covered Customer with any Group Company, or otherwise alter such business relationship in a manner adverse to any Group Company, in either case with respect to or relating to the Business;

b.	Interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Group Company and any Covered Customer;

c.	Divert any business with any Covered Customer relating to the Business from a Group Company;

d.	Solicit for business, provide services to, or engage in or do business with, any Covered Customer for products or services that are part of the Business; or

e.	Interfere with or disrupt (or attempt to interfere with or disrupt) any person that was a vendor, supplier, distributor, agent or other service provider of a Group Company at the time of such interference or disruption.

Non-disparagement

15.	The Employee agrees that is will not directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution nor online social media_ of any written or oral statements or remarks (including the repetition or distribution of derogatory rumours, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation, or good will of the Group or their respective management, officers, employees, independent contractors, or consultants.

Confidentiality

16.	The Employee shall keep confidential and not directly or indirectly use, disclose, reveal, publish, transfer, or provide access to, any and all Confidential Information without the prior written consent of the Company (such consent may be withheld in the Company’s sole and absolute discretion).

17.	In this Deed, “Confidential Information” means all material and information relating to the business of the Group, including material and information that concerns or relates to the Group’s bidding and proposal, technical, computer hardware or software, administrative, management, operational, data processing, financial, marketing, sales human resources, business development, planning, and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is gathered, compiled, generated, produced, or maintained by the Group or provided to the Group by its suppliers, service providers or customers.

18.	The obligations under this Deed will not apply to information where the Employee can prove that such material or information:

a.	Is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to the Group;

b.	Is or becomes publicly known through no violation of this Deed or other non-disclosure obligation of the Employee;

c.	Is already in the possession of the Employee at the time of disclosure through lawful sources not bound by a confidentiality agreement or other confidentiality obligation as evidenced by the Employee’s documents and records; or

d.	Is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction.

19.	The confidentiality obligation under this Deed shall survive the termination of the Employee’s employment with the Company.

Miscellaneous

20.	The Employee shall provide to the Company all documentation and information relating to the Works as may be required by the Company, including any documentation first recording the design in a design document.

21.	Save as expressly provided in this Deed, no provision of this Deed is enforceable by virtue of the Contracts (Rights of Third Parties) Act 2001 of Singapore by any person who is not a Party to this Deed.

22.	If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification that is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. To the extent it is not possible to delete or modify the provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under this clause, not be affected.

23.	No variation of this Deed (or of any of the documents referred to in this Deed) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected. Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Deed, nor shall it affect any rights, obligations or liabilities under or pursuant to this Deed which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Deed shall remain in full force and effect, except and only to the extent that they are so varied.

24.	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Deed will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

25.	This Deed constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Deed and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

26.	This Deed may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Any Party may enter into this Deed by signing any such counterpart (which may include counterparts delivered by electronic transmission, with originals to follow) and each counterpart shall be as valid and effectual as if executed as an original.

27.	This Deed shall be binding on and shall enure for the benefit of each Party’s successors and assigns. Any reference in this Deed to any of the Parties shall be construed accordingly. No Party may assign or transfer all or part of its rights or obligations under this Deed without the prior written consent of the other Parties

28.	Each of the Parties shall bear its own legal and professional fees, costs and expenses incurred in the negotiation, preparation, execution and completion of this Deed. The stamp duty incurred in connection with this Deed (if applicable) shall be borne by the Employee and the Company in equal shares.

29.	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Singapore.

30.	Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The language of the arbitration shall be English. The Tribunal shall consist of [one] arbitrator.

31.	The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction.

SCHEDULE

Patents

	Title	Publication number	Publication date	Inventor(s)	Applicant(s)	International classification	Application number	Date of application	Priority number(s)
1.	METHOD AND SYSTEM FOR EXTRACTING RULE SPECIFIC DATA FROM A COMPUTER WORD	10201601112R	30 May 2017	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G06F 7/00 (2006.01) H03M 7/00 (2006.01) H03M 7/30 (2006.01)	10201601112R	16 February 2016	3310/DEL/2015
2.	METHOD AND SYSTEM FOR MACHINE FAILURE PREDICTION	10201705666Y	28 June 2018	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G05B 23/02 G06N 3/08	10201705666Y	10 July 2017	201611037626 201714017446
3.	METHOD AND SYSTEM FOR MACHINE FAILURE PREDICTION	10201610116P	28 June 2018	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G05B 23/02 G06N 3/08	10201610116P	2 December 2016	201611037626
4.	METHOD AND SYSTEM FOR NUMBER COMPARISON DURING STREAM PROCESSING	10201603891Y	30 October 2017	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	G06F 7/00 (2006.01), G06F 7/02 (2006.01), G06F 5/01 (2006.01)	10201603891Y	16 May 2016	201611007627

Patents (Pending)

	Title	Publication date	Inventor(s)	Applicant(s)	Application number	Date of application	Priority number(s)
1.	METHOD AND SYSTEM FOR SOLVING A PREDICTION PROBLEM	29 November 2021	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10202004573W	18 May 2020	202011014817
2.	MACHINE LEARNING METHOD AND SYSTEM FOR SOLVING A PREDICTION PROBLEM	30 August 2021	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10202001279S	12 February 2020	202011001918
3.	METHOD AND SYSTEM FOR ACCELERATING CONVERGENCE OF RECURRENTNEURAL NETWORK FOR MACHINE FAILURE PREDICTION	27 November 2020	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10201903974U	3 May 2019	201911013965
4.	METHOD AND SYSTEM FOR DETERMINING AN ERROR THRESHOLD VALUE FORMACHINE FAILURE PREDICTION	29 October 2020	Chiranjib Bhandary	Avanseus Holdings Pte. Ltd.	10201903611R	23 April 2019	201911010877

Trademark

Trade mark	Trade mark number	Class	Filing date / Date of entry in register	Expiry date	Owner
	40201401087Y	09, 35, 37, 42	1 December 2014	1 December 2024	Avanseus Holdings Pte. Ltd.

Copyright

All Intellectual Property Rights, including copyrights relating to:

(i)	images and videos associated with the business, including but not limited to all content and creatives used in the Company (Photos, Graphics, Logos, etc.); and

(ii)	all Company marketing creatives (photos and graphics) used on any website.

Other Intellectual Property Rights

All other Intellectual Property Rights, where:

“Intellectual Property Rights” means the patents (which includes divisionals, non-provisionals, reissues, continuations, continuations-in-part, renewals and/or extensions thereof), trademarks, service marks, copyright, Know how, design rights, database rights, rights in software, rights in designs and inventions, trade secrets, confidential information, trade and business names and brands, internet domain names, any application (whether pending, in process or issued) for any of the foregoing and any other industrial, intellectual property or protected right similar to the foregoing (whether registered, registrable or unregistered) in any country and in any form, media, or technology now known or later developed owned, used or held for use by the Employee in connection with the Employee’s business; and

“Know-how” includes any methods, techniques, processes, discoveries, inventions, innovations, expertise, unpatentable processes, procedures, technical information, specifications, recipes, formulae, designs, plans documentation, drawings, data and other technical information.

IN WITNESS whereof this Deed has been executed and delivered on the date stated at the beginning of this Deed.

EMPLOYEE

Signed, Sealed and Delivered by	)

)

[Name]	)

Name of Witness:

Address:

COMPANY

Executed and delivered as a deed by	)

)

	)	Director

for and on behalf of	)	Name:

AVANSEUS HOLDINGS PTE. LTD.	)

in accordance with Section 41B of the	)

Companies Act 1967 of Singapore	)

Name of Director/Secretary/Witness:

Address: